INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-06127 and No. 333-104150 on Form S-3, and No. 33-54486, No. 333-27879, No. 333-27877, No. 333-33186, No. 333-
33184, No. 333-70622, No. 333-62900, No. 333-84844, and No. 333-
112035 on Form S-8 of our report dated February 17, 2004 relating to the consolidated financial statements and financial schedules of MDU Resources Group, Inc. (the "Company") as of and for the years ended December 31, 2003 and 2002 (which report express an unqualified opinion and includes an explanatory paragraph concerning the application of procedures relating to certain adjustments, disclosures, and reclassifications of consolidated financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments, disclosures, and reclassifications, specifically as it relates to adjustments resulting from the Company's October 29, 2003 stock split as described in Note 11; disclosures related to the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets, as described in Note 3; reclassifications resulting in additional disclosures of revenues and operations and maintenance expenses in the consolidated financial statements as described in Note 1; and disclosures related to the Company's adoption of SFAS No. 143, Asset Retirement Obligations, as described in Note 9 to the consolidated financial statements; and an explanatory paragraph concerning the Company's changes in accounting for asset retirement obligations and goodwill) appearing in this Annual Report on Form 10-K of the Company for the year ended
December 31, 2003.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP


Minneapolis, Minnesota
February 27, 2004